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                                                                 EXHIBIT 11.01

                            GRADALL INDUSTRIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                                Year Ended          Six Months Ended
                                                               December 31,              June 30,
                                                               ------------     -------------------------
                                                                  1995             1995            1996
                                                                ---------       ---------       ---------
Primary Actual Earnings Per Share (A):

(a) Net income as reported                                         $6,607          $4,320          $3,526
                                                                =========       =========       =========
  Weighted average number of common shares outstanding
    assuming the Recapitalization had occurred on
    January 1, 1995                                                 1,000           1,000           1,000
  Shares issuable upon conversion of outstanding warrants,
    assumed to be converted January 1, 1995                            81.1            81.1            81.1
  Weighted average number of common shares and common stock
    equivalents outstanding                                          1081.1          1081.1          1081.1
                                                                ---------       ---------       ---------
Effect of 5540 to 1 stock split which will become effective
  at the time of the Offering                                       X5540           X5540           X5540
                                                                ---------       ---------       ---------
(b) Weighted average actual common shares and common stock
  equivalents outstanding after giving effect to the
  stock split                                                   5,989,294       5,989,294       5,989,294
                                                                =========       =========       =========
Primary actual earnings per share (a divided by b)                  $1.10            $.72            $.59
                                                                =========       =========       =========
Primary Supplementary Earnings Per Share (B):

  Net income as reported                                           $6,607          $4,320          $3,526
  Pro forma adjustments:
    Reduce amortization of deferred financing fees                     80               -             162
    Change in interest expense resulting from payoff
      of debt from proceeds of the Offering                           542             (95)          1,561
    Tax expense related to pro forma adjustments                     (224)             34            (669)
                                                                ---------       ---------       ---------
(a) Pro forma net income                                           $7,005          $4,259          $4,580
                                                                =========       =========       =========
  Weighted average number of common shares outstanding
    assuming the Recapitalization had occurred on
    January 1, 1995                                                 1,000           1,000           1,000
  Shares issuable upon conversion of outstanding warrants,
    assumed to be converted January 1, 1995                            81.1            81.1            81.1
                                                                  ---------       ---------       ---------

                                                                     1081.1          1081.1          1081.1
Effect of 5540 to 1 stock split which will become effective
  at the time of the Offering                                       X5540           X5540           X5540
                                                                ---------       ---------       ---------
                                                                5,989,294       5,989,294       5,989,294

  Stock options to become effective August 15, 1996                10,000          10,000          10,000

  Shares assumed to be issued in connection with the Offering   2,950,000       2,950,000       2,950,000
                                                                ---------       ---------       ---------
(b) Pro forma weighted average shares of common stock and
   common stock equivalents outstanding after giving effect
   to the stock split                                           8,949,294       8,949,294       8,949,294
                                                                =========       =========       =========
Primary supplementary earnings per share (a divided by b)            $.78            $.48            $.51
                                                                =========       =========       =========

A Presented based on actual earnings and average shares outstanding in the periods indicated after giving effect to the anticipated 5540 to 1 stock split and the conversion of the outstanding warrants.

B Presented as if the 1995 Recapitalization, the exercise of the Warrants and an option for 10,000 shares, the issuance of shares of Common Stock pursuant to the Offering and the application of the estimated net proceeds thereof had occurred on January 1, 1995. Pro forma net income per share data do not include a $0.5 million extraordinary loss (net of a tax benefit of $0.4 million) to be incurred on repayment in full of the Senior Subordinated Notes and a $0.4 million write-off (net of a tax benefit of $0.3 million) of the financing costs related to the repayment in full of the Senior Subordinated Notes and the Term Loan and a portion of the Revolver which will be reported in the period in which the Offering is consummated.

C Primary and fully diluted earnings per share are the same because the outstanding stock options are the only additional common stock equivalents, and under the treasury stock method there would be no impact upon their exercise at the current estimated market value of the stock.

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